Exhibit 99.1

NEWS RELEASE CALIFORNIA WATER SERVICE GROUP

1720 North First Street
	San Jose, CA 95112-4598	October 27, 2010
For Immediate Release

Contact:	Marty Kropelnicki (408) 367-8200 (analysts)
Shannon Dean (310) 257-1435 (media)
CALIFORNIA WATER SERVICE GROUP ANNOUNCES RESULTS FOR
3RD QUARTER 2010
     SAN JOSE, CA – California Water Service Group (NYSE : CWT) today announced net income of $20.4 million and earnings per share of $0.98 for the third quarter of 2010, compared to net income of $19.6 million and earnings per share of $0.94 in the third quarter of 2009.
     For the quarter, total revenue increased $7.2 million, or 5.1%, to $146.3 million. The net effect of the water revenue adjustment mechanism (WRAM) and the modified cost balancing account (MCBA) for the third quarter 2010, was to add $2.4 million to revenue. Included in this number was an $8.6 million decrease resulting from lower-than-adopted production costs driven by a reduction in customer usage. The WRAM is a ratemaking mechanism that decouples water sales from revenues and the MCBA is an account that allows California Water Service Company (Cal Water) to track and recover or refund changes in water production costs.
     Total operating expenses for the third quarter of 2010 increased by $5.4 million, or 4.7%, to $120.5 million. Water production costs increased by $5.7 million, or 11.7%, due to wholesale water rates and higher power costs, which were partially offset by reduced sales to existing customers. Administrative costs decreased $1.3 million, or 6.8%, due primarily to lower outside services and legal costs. Other operations expenses increased by 1.7%, or $0.3 million, to $14.9 million, as a result of an increase in transmission and distribution expense that was partially offset by a decrease in uncollectible expense.
     Maintenance expense increased by 10.0% to $4.9 million, due to additional expenditures for water main repairs. Depreciation expense increased by 6.6% to $10.9 million as a result of increases in capital expenditures. Taxes other than income increased $0.2 million to $4.6 million, primarily due to property tax increases.
     Other income, net of income taxes, added $1.0 million in revenues, while interest expense increased by 17.1% to $6.5 million due to higher short-term borrowings in the current year.
     For the twelve months ended September 30, 2010, net income was $39.2 million and dilutive earnings per share were $1.89, compared to net income of $41.4 million and dilutive earnings per share of $1.99 for the same period last year. Revenues for the trailing twelve months were $461.9 million, compared to $442.6 million for the same period in the prior year.
     On Wednesday, October 27, 2010, the California Public Utilities Commission issued a proposed decision on California Water Service Company’s 2009 General Rate Case. The proposed decision approves the original settlement agreement announced by the company on June 28, 2010, and the total gross revenue recommended in the settlement. In addition, in the 3rd quarter, and since the original settlement filing, the company received $9.8 million in offset and other rate increases, meaning the proposed decision would increase rates on January 1, 2011 by an additional $25.44 million. The proposed decision also adopts the previously announced ratemaking authorizations which would allow the company to obtain up to another $7 million in gross revenue after certain capital projects are completed. The proposed decision cannot be approved by the Commission until completion of a 30-day comment period. The Commission may approve the proposed decision as written or may modify it based upon comments received. The company cannot predict the timing of final Commission approval or whether any changes will be made before adoption.
     “The most important factor in our financial performance continues to be our ability to recover prudently incurred costs in rates in a timely manner,” said President and Chief Executive Officer Peter C. Nelson. “We are pleased that the proposed decision adopting the comprehensive settlement was issued in a timely fashion.”
     Other Information

     All stockholders and interested investors are invited to listen to the 2010 third quarter conference call on October 28, 2010, at 11:00 a.m. (EST), by dialing 1-866-253-6505 and keying in ID# 1484282. A replay of the call will be available from 2:00 p.m. (EST) October 28, 2010, through December 27, 2010, at 1-888-266-2081, ID# 1484282. The call, which will be hosted by President and CEO, Peter Nelson and Vice President and Chief Financial Officer, Martin A. Kropelnicki, will also be webcast under the investor relations tab at www.calwatergroup.com.
     California Water Service Group is the parent company of California Water Service Company, Washington Water Service Company, New Mexico Water Service Company, Hawaii Water Service Company, Inc., CWS Utility Services, and HWS Utility Services. Together these companies provide regulated and non-regulated water service to nearly 2 million people in California, Washington, New Mexico, and Hawaii. Group’s common stock trades on the New York Stock Exchange under the symbol “CWT”.
     This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 (“Act”). The forward-looking statements are intended to qualify under provisions of the federal securities laws for “safe harbor” treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management’s judgment about the Company, the water utility industry and general economic conditions. Such words as expects, intends, plans, believes, estimates, assumes, anticipates, projects, predicts, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: governmental and regulatory commissions’ decisions; changes in regulatory commissions’ policies and procedures; the timeliness of regulatory commissions’ actions concerning rate relief; new legislation; electric power interruptions; increases in suppliers’ prices and the availability of supplies including water and power; fluctuations in interest rates; changes in environmental compliance and water quality requirements; acquisitions and our ability to successfully integrate acquired companies; the ability to successfully implement business plans; changes in customer water use patterns; the impact of weather on water sales and operating results; access to sufficient capital on satisfactory terms; civil disturbances or terrorist threats or acts, or apprehension about the possible future occurrences of acts of this type; the involvement of the United States in war or other hostilities; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.
     Additional information is available at our Web site at www.calwatergroup.com.
     Attachments (2).
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CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands, except per share data)

	September 30,	December 31,
	2010	2009
ASSETS
Utility plant:
Utility plant	$1,819,330	$1,709,062
Less accumulated depreciation and amortization	(538,919)	(510,985)

Net utility plant	1,280,411	1,198,077

Current assets:
Cash and cash equivalents	9,738	9,866
Receivables
Customers	33,606	25,567
Regulatory balancing accounts	6,898	10,513
Other	5,699	9,043
Unbilled revenue	21,602	13,417
Materials and supplies at average cost	5,925	5,530
Taxes, prepaid expense, and other assets	8,260	18,305

Total current assets	91,728	92,241

Other assets:
Regulatory assets	223,724	204,104
Goodwill	2,615	2,615
Other assets	33,462	28,544

Total other assets	259,801	235,263

	$1,631,940	$1,525,581

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value	$208	$208
Additional paid-in capital	217,147	215,528
Retained earnings	219,127	204,898

Total common stockholders’ equity	436,482	420,634
Long-term debt, less current maturities	380,285	374,269

Total capitalization	816,767	794,903

Current liabilities:
Current maturities of long-term debt	2,374	12,953
Short-term borrowings	56,250	12,000
Accounts payable
Trade and other	47,827	43,689
Regulatory balancing accounts	586	2,430
Accrued interest	8,991	4,258
Accrued expenses and other liabilities	39,511	35,028

Total current liabilities	155,539	110,358

Unamortized investment tax credits	2,318	2,318
Deferred income taxes, net	103,866	91,851
Pension and postretirement benefits other than pensions	143,619	137,127
Regulatory liability and Other	88,839	85,780
Advances for construction	187,646	185,027
Contributions in aid of construction	133,346	118,217

	$1,631,940	$1,525,581

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Three-Months ended:

	September 30	September 30
	2010	2009
Operating revenue	$146,349	$139,167

Operating expenses:
Operations:
Water production costs	54,634	48,898
Admistrative and General	17,794	19,084
Other operations	14,889	14,639
Maintenance	4,853	4,405
Depreciation and amortization	10,934	10,259
Income taxes	12,825	13,417
Property and other taxes	4,555	4,371

Total operating expenses	120,484	115,073

Net operating income	25,865	24,094

Other income and expenses:
Non-regulated revenue	3,850	5,194
Non-regulated expenses	(2,214)	(3,464)
Gain on sale of non-utility property	33	—
Income taxes(expense) on other income and expenses	(674)	(702)

	995	1,028

Interest expense:
Interest Expense	6,958	6,480
Less: capitalized interest	(484)	(950)

Net interest expense	6,474	5,530

Net income	$20,386	$19,592

Earnings per share
Basic	$0.98	$0.94

Diluted	$0.98	$0.94

Weighted average shares outstanding
Basic	20,811	20,745

Diluted	20,824	20,767

Dividends per share of common stock	$0.2975	$0.2950

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
Unaudited
(In thousands, except per share data)
For the Nine-Months ended:

	September 30	September 30
	2010	2009
Operating revenue	$354,942	$342,447

Operating expenses:
Operations:
Water production costs	126,923	119,468
Admistrative and General	53,718	57,331
Other operations	43,204	41,425
Maintenance	14,962	13,352
Depreciation and amortization	32,364	30,739
Income taxes	21,324	21,438
Property and other taxes	12,545	12,371

Total operating expenses	305,040	296,124

Net operating income	49,902	46,323

Other income and expenses:
Non-regulated revenue	10,963	11,173
Non-regulated expenses	(9,451)	(6,826)
Gain on sale of non-utility property	33	675
Income taxes(expense) on other income and expenses	(614)	(2,032)

	931	2,990

Interest expense:
Interest Expense	20,386	17,480
Less: capitalized interest	(2,338)	(2,270)

Net interest expense	18,048	15,210

Net income	$32,785	$34,103

Earnings per share
Basic	$1.58	$1.64

Diluted	$1.58	$1.64

Weighted average shares outstanding
Basic	20,798	20,740

Diluted	20,813	20,765

Dividends per share of common stock	$0.8925	$0.8850